Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-189238) on Form S-3 of our reports dated March 7, 2013 relating to the consolidated and combined financial statements and financial statement schedule of Rouse Properties, Inc. (the “Company”) and the effectiveness of Rouse Properties, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rouse Properties, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 22, 2013